                                                                    EXHIBIT 10.4

                      [Neose Technologies, Inc. Letterhead]

                                        March 3, 2005

Joseph J. Villafranca
Executive Vice President, Pharmaceutical Development and Operations Neose Technologies, Inc.
102 Witmer Road
Horsham PA 19044

Dear Joe:

This letter confirms the recent agreement between you and Neose Technologies, Inc. (the "Company") regarding your compensation from the Company.

You and the Company have agreed that your Base Salary, as defined in the Employment Agreement between you and the Company, dated September 12, 2002 (the "Employment Agreement"), for the 12-month period that commenced on March 1, 2005, is $273,420. Effective March 1, 2006, your Base Salary will not be less than $315,952.

You and the Company have also agreed that one-half of any Annual Bonus (as defined in the Employment Agreement) payable to you in respect of 2004 and all of any Annual Bonus payable to you in respect of 2005 will be paid in the form of Restricted Stock Units (as defined in the Company's Equity Incentive Plan (the "Plan")), subject to the terms of the Plan and an award agreement that, in the case of RSUs awarded in respect of a 2004 annual bonus, is substantially in the form attached hereto as Exhibit A, and, in the case of RSUs awarded in respect of a 2005 annual bonus, is substantially in the form attached hereto as Exhibit B. In addition, your bonus target for 2005 only will be 62.5% of the sum of (i) your Base Salary plus (ii) $42,532.

In addition, in recognition of the changes to your cash compensation described above, the Company will grant to you, effective today, that number of RSUs as is determined by dividing $42,532 by today's closing price of our stock, subject to the terms of the Plan and an award agreement substantially in the form attached hereto as Exhibit B and subject to your execution of this letter.

Your signature below constitutes your written consent to the reduction of your Base Salary and to the payment of a portion of your 2004 Annual Bonus and all of your 2005 Annual Bonus in Restricted Stock Units, each as described above. Therefore, neither the reduction of Base Salary described above nor the payment of part of your 2004 Annual Bonus and all of your 2005 in the form of Restricted Stock Units will constitute Good Reason (as defined in the Employment Agreement) for your termination of employment with the Company.

Except to the extent modified by this letter, the Employment Agreement continues in full force and effect.

Please execute this letter in the space provided below to acknowledge the foregoing agreements.

                                        Sincerely,

                                        /s/ C. Boyd Clarke
                                        C. Boyd Clarke
                                        President and Chief Executive Officer
Acknowledged and Agreed:

/s/ Joseph J. Villafranca
-------------------------
Joseph J. Villafranca